NEWS RELEASE

From:    Georgetown Bancorp, Inc.
Contact: Robert E. Balletto
         President and Chief Executive Officer
         (978) 352-8600


                       GEORGETOWN BANCORP, INC. COMPLETES
                           ITS INITIAL STOCK OFFERING

     Georgetown, Massachusetts, January 7, 2005-Robert E. Balletto, President and Chief Executive Officer of Georgetown Bancorp, Inc., headquartered in Georgetown, Massachusetts, announced today that the Company has completed its initial stock offering. Georgetown Bancorp, Inc., is the federally-chartered holding company for Georgetown Savings Bank and was established in connection with Georgetown Savings Bank's charter conversion from a Massachusetts chartered savings bank to a federally-chartered savings bank and simultaneous reorganization from the mutual to mutual holding company form of organization. In connection with the reorganization, Georgetown Bancorp, Inc. sold 1,249,763 shares of common stock at a price of $10.00 per share in a subscription offering. In addition to the stock sold in the offering, Georgetown Bancorp, Inc. issued 1,527,487 shares to Georgetown Bancorp, MHC, a federally-chartered mutual holding company.

     The shares of Georgetown Bancorp, Inc. trade on the Over-the-Counter Electronic Bulletin Board under the symbol "GTWN." Trading began on January 6, 2005.

     "The Board of Directors, officers and employees of Georgetown Savings Bank and Georgetown Bancorp, Inc. express their gratitude for the overwhelming support for the offering by their customers and local community, pledge their best efforts toward opportunities ahead and look forward to continuing to serve the needs of their customers and new stockholders," said Mr. Balletto.

     Luse Gorman Pomerenk & Schick served as Georgetown's counsel in the reorganization and Keefe, Bruyette & Woods, Inc., acted as its financial advisor.

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